Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	September 6, 2016 For Immediate Release

Contact:	Tom Smegal (408) 367-8200 (analysts) Yvonne Kingman (310) 257-1434 (media)

SETTLEMENT AGREEMENT REACHED IN

CALIFORNIA WATER SERVICE’S 2015 GENERAL RATE CASE

SAN JOSE, Calif. — California Water Service (Cal Water), the largest subsidiary of California Water Service Group (NYSE:CWT), announced that it formally filed a settlement agreement among Cal Water, the California Public Utilities Commission’s (CPUC’s) Office of Ratepayer Advocates (ORA), and other parties to its 2015 General Rate Case (GRC) on Friday, September 2. The CPUC will consider but is not required to adopt the settlement agreement proposed by the parties.

If the CPUC approves the settlement agreement as proposed, Cal Water would be authorized to invest $658.8 million in districts throughout California over the three-year period of 2016-2018 in order to continue to provide safe and reliable water to its customers.  Included in this figure are $197.3 million of water system infrastructure improvements which would be recovered through the CPUC’s advice letter procedure upon completion of qualified projects. The parties also agreed to ratemaking treatment which reflects real-world project timing and to use industry-standard methodologies for project financing costs rather than including construction work in progress in rate base. Under the terms of the settlement, Cal Water would be authorized to increase gross revenue by approximately $45.0 million in 2017, $17.2 million in 2018, $16.3 million in 2019, and up to $30.0 million upon completion and approval of the company’s advice letter projects. The 2017 increase equates to an approximate 7.5% revenue increase overall; however, rate increases would vary by service area.

The settlement proposes to resolve all issues in the case except for a policy provision regarding escalation year increases. Non-settling parties have an opportunity to comment on the settlement and may oppose some or all of its provisions.

The settlement proposes a minimum water main replacement rate of 0.5% per year for most districts, with higher replacement rates in some areas. The settlement also proposes to continue balancing account treatment for employee benefits, continuing the decoupling mechanisms (Water Revenue Adjustment Mechanism and Modified Cost Balancing Account), and increasing the recognition of affordability issues by enhancing low-income programs while consolidating the rates of certain isolated service areas into larger ratemaking units.

According to President and Chief Executive Officer Martin A. Kropelnicki, the settlement represents a major milestone in the California GRC process.

“I am pleased that we were able to reach agreement with ORA and the other settling parties on nearly all issues in the rate case. A general rate case in California is a complicated matter with hundreds of potential points of disagreement. The parties negotiated professionally and diligently to come to consensus on the vast majority of these issues,” Kropelnicki said. “I am confident that our customers will benefit from the agreed-upon capital programs and will be pleased with our efforts to enhance affordability in higher-cost and low-income communities, while we continue to provide high-quality water service.”

According to the schedule adopted by the CPUC, a final decision on the case is expected in late 2016.  In the event of a delay in a final decision, Cal Water would be allowed to request interim rates beginning January 1, 2017 under the CPUC’s policies. Additional information about the settlement agreement may be found on the CPUC’s web site at www.cpuc.ca.gov.

California Water Service Group is the parent company of California Water Service, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii.  California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”  Additional information is available on our website at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; success by non-settling parties in opposing the settlement;  the timeliness of regulatory commissions’ actions concerning rate relief; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power;  changes in environmental compliance and water quality requirements; changes in customer water use patterns; the impact of weather on water sales and operating results; our access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts interfering with our facilities or operations, or apprehension about the possible future occurrences of acts of this type; restrictive covenants in or changes to the credit ratings on our current or future debt that increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

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